UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

July 29, 2011 (July 26, 2011)

CHIQUITA BRANDS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 East Fifth Street, Cincinnati, Ohio 45202

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(513) 784-8000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2011, Chiquita Brands International, Inc. (the “Company”) and Chiquita Brands L.L.C. (“CBL”), its main operating subsidiary, entered into the previously announced credit agreement with a syndicate of bank lenders, led by Cooperatieve Centrale Raiffeisen – Boerenleenbank B.A., “Rabobank Nederland,” New York Branch (“Rabobank”) acting as administrative agent, lead arranger and bookrunner, Wells Fargo Securities, LLC acting as co-lead arranger and co-bookrunner, Wells Fargo Bank, National Association acting as the syndication agent and Bank of America, N.A., RB International Finance (USA) LLC and ING Capital LLC acting as co-documentation agents. The Company used the proceeds to retire the full amounts outstanding under CBL’s prior revolving credit facility and term loan, which together totaled $155 million, and to purchase $133,328,000 million of the 8 7/8% Senior Notes due 2015 in a tender offer at 103.333% of their par value plus accrued interest in July 2011. The Company has called for redemption the remaining $43,687,000 million of the 8 7/8% Senior Notes due 2015 at 102.958% of their par value plus accrued interest and expects to use the remainder of the proceeds from the new credit facility, together with available cash, to retire the Senior Notes due 2015 called for redemption, representing the entire issue, in August 2011.

The amended and restated five-year credit facility (the “New Credit Facility”) includes a $330 million senior secured term loan (the “New Term Loan”) and a $150 million senior secured revolving facility (the “New Revolver”), both maturing July 26, 2016. However, the New Credit Facility will mature six months prior to the maturity of the Company’s 7 1/2% Senior Notes (May 1, 2014), unless the Company refinances, or otherwise extends, the maturity of the 7 1/2% Senior Notes by such date. The New Term Loan and the New Revolver can be increased by up to an aggregate of $50 million at the Company’s request, under certain circumstances.

The New Term Loan bears interest, at CBL’s election, at a rate of LIBOR plus 3.00% to 3.75% or a “Base Rate” plus 2.00% to 2.75%, the spread in each case depending on the Company’s consolidated adjusted leverage ratio. The “Base Rate” is the higher of the administrative agent’s prime rate or the federal funds rate plus 0.5%. Based on the Company’s consolidated adjusted leverage ratio at June 30, 2011, the initial interest rate is LIBOR plus 3.00%, or 3.19%. Subject to the early maturity provision described above, the New Term Loan requires quarterly principal repayments of approximately $4 million beginning September 30, 2011 through June 30, 2013 and quarterly principal repayments of approximately $8 million beginning September 30, 2013 through March 31, 2016, with a balloon payment of the remaining principal balance due on June 30, 2016. CBL borrowed the full $330 million on the closing date. The New Term Loan may be repaid or prepaid without penalty, but amounts repaid or prepaid under the New Term Loan may not be reborrowed.

The New Revolver bears interest, at CBL’s election, at a rate of LIBOR plus 2.75% to 3.50% or the Base Rate (as described above) plus 1.75% to 2.50%, the spread in each case depending on the Company’s consolidated adjusted leverage ratio. Though the Company did not initially draw upon the New Revolver, the applicable interest rate based on the Company’s June 30, 2011 consolidated adjusted leverage ratio would be LIBOR plus 2.75% or Base Rate plus 1.75%. CBL is required to pay a commitment fee on the daily unused portion of the New Revolver of 0.375% to 0.50% based on the Company’s consolidated adjusted leverage ratio, initially 0.375% based on the Company’s consolidated adjusted leverage ratio at June 30, 2011. The New Revolver includes a $100 million sublimit for letters of credit, of which the Company had initially used $22 million, leaving $128 million available. Borrowings under the New Revolver may be used for working capital requirements and other general corporate purposes, including permitted acquisitions.

The New Credit Facility contains two financial maintenance covenants, a CBL (operating company) leverage ratio (debt divided by EBITDA, each as defined in the New Credit Facility) that is no higher than 3.50x and a fixed charge ratio (the sum of CBL’s EBITDA plus Net Rent divided by Fixed Charges, each as defined in the New Credit Facility) that is least 1.15x, in both cases at CBL (the operating company), which are substantially the same as the previous credit facility. The New Credit Facility’s financial covenants exclude changes in generally accepted accounting principles effective after December 31, 2010. EBITDA, as defined in the New Credit Facility, excludes certain non-cash items including stock compensation and impairments. Fixed Charges, as defined in the New Credit Facility, includes interest payments and distributions by CBL to the Company other than for normal overhead expenses, net rent and net lease expense. Net rent and net lease expense, as defined in the New Credit Facility, exclude the estimated portion of ship charter costs that represents normal vessel operating expenses. Debt for purposes of the leverage covenant includes subsidiary debt plus letters of credit outstanding and $64 million of synthetic leases, which are operating leases under generally accepted accounting principles, but are capital leases for tax purposes.

CBL’s obligations under the New Credit Facility are guaranteed on a senior secured basis by the Company and all of CBL’s material domestic subsidiaries. The obligations under the New Credit Facility are secured by substantially all of the assets of CBL and its domestic subsidiaries, including trademarks, 100% of the stock of substantially all of CBL’s domestic subsidiaries and no more than up to 65% of the stock of CBL’s direct material foreign subsidiaries. The Company’s obligations under its guarantee are secured by a pledge of the stock of CBL. The New Credit Facility also places substantially the same customary limitations as the previous credit facility on the ability of CBL and its subsidiaries to incur additional debt, create liens, dispose of assets, carry out mergers and acquisitions and make investments and capital expenditures, as well as limitations on CBL’s ability to make loans, distributions or other transfers to the Company. However, payments to the Company are permitted: (i) whether or not any event of default exists or is continuing under the New Credit Facility, for all routine operating expenses in connection with the Company’s normal operations and to fund certain liabilities of the Company, including interest payments on the Senior Notes, Convertible Notes and any notes used to refinance existing Senior Notes and Convertible Notes, and (ii), subject to no continuing event of default and compliance with the financial covenants, for other financial needs, including (A) payment of dividends and distributions to the Company’s shareholders and (B) repurchases of the Company’s common stock. The New Credit Facility also requires that the net proceeds of significant asset sales be used to prepay outstanding amounts, unless those proceeds are reinvested in the Company’s business within a specified time period. The New Credit Facility contains customary events of default.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financing and other services to the Company for which they have in the past received, and may in the future receive, customary fees. Certain lenders and their affiliates provide other loan, credit and banking services including cash investments and commodity and currency hedging programs, all on commercial terms. Those lenders or lender affiliates which provide commodity and hedging programs enjoy a secured position for these obligations in the collateral provided under the credit facility. In addition, one of the lenders, Wells Fargo Bank, National Association, is the Company’s transfer agent, and trustee of one of the Company’s employee benefit plans and the trustee for the Company’s senior notes and convertible notes.

Item 1.02. Termination of a Material Definitive Agreement.

On July 26, 2011, CBL used the proceeds from the New Term Loan to repay in full all amounts due under the prior amended and restated credit agreement, entered into in March 2008 and as amended to date, among the Company, CBL, a syndicate of bank lenders including Rabobank acting as the administrative agent and lead arranger, and with Wells Fargo Bank, National Association acting as the syndication agent.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 29, 2011	CHIQUITA BRANDS INTERNATIONAL, INC.

	By:	/s/ James E. Thompson
James E. Thompson
Senior Vice President, General Counsel
and Secretary